Exhibit 99.1

TerraVia (Solazyme) Reports Fourth Quarter and Full Year 2015 Results

New 5-year Supply Agreement with Unilever Aligns with Company’s Transition to

Food, Nutrition and Specialty Ingredients

South San Francisco, CA – March 14, 2016 – Solazyme, Inc. (NASDAQ: SZYM), now known as TerraVia™, a pioneer in algae innovation and a food, nutrition and specialty ingredients company, announced today results for the fourth quarter and full year ended December 31, 2015.

“As announced last week, we are moving forward with a refined focus on our food, nutrition and specialty ingredients portfolio, and we are actively transitioning to the TerraVia™ banner,” said Jonathan Wolfson, CEO of TerraVia™. “Today’s important announcement with Unilever, in conjunction with the recent expansion of our joint venture with Bunge into sustainable and healthier foods, shows that the two companies who know us best are reaffirming and expanding their commitments with us, representing further validation of our products, manufacturing capabilities, cost structure and sustainability profile. In an era when most of the innovation taking place in food is in the reformulation, repackaging, and marketing of existing products and ingredients, we are different in that we have built and offer true innovation with new, and unique ingredients based on algae, the mother of all plants, and earth’s original superfood. As TerraVia™, we are today uniquely positioned to bring algae into the mainstream in food, nutrition and specialty ingredients.”

Solazyme announced separately today that it has signed a definitive multi-year global supply agreement with Unilever. The five-year, multi-oil supply agreement provides for Unilever to purchase renewable algae oils for use in personal care products and is expected to represent total revenue of more than $200 million over the term of the agreement. The agreement follows last week’s announcement that Solazyme is refining its business to focus on food, nutrition and specialty ingredients, harnessing the power of its transformational algae innovation platform. Solazyme has been renamed “TerraVia” to reflect this focus and the journey to improve the lives of people and the planet.

“We have streamlined our cost structure, strengthened our capital position, and are in a good position to commercialize our offerings in 2016 and beyond,” said Tyler Painter, COO and CFO of TerraVia™. “We move forward as TerraVia™ with an improved financial profile, and we believe our refined focus positions us to deliver enhanced performance and profitability longer term.”

Financial Results

Total revenue for the fourth quarter of 2015 was $10.4 million compared with $14.5 million in the fourth quarter of 2014. GAAP net loss was $34.7 million for the fourth quarter of 2015, compared to net loss of $44.9 million in the prior year period. On a non-GAAP basis, the net loss was $26.1 million for the fourth quarter of 2015, compared with net loss of $35.5 million in the prior year quarter. A reconciliation of GAAP to non-GAAP results is included below.

Total revenue for 2015 was $46.1 million compared with $60.4 million in the prior year. The year over year decline in revenues was due to expected decreases in funded program revenue and lower product sales primarily for certain industrial applications as the Company strategically narrowed its focus on higher value product sales. Full year 2015 GAAP net loss was $141.4 million, compared with a $162.1 million loss in the prior year. On a non-GAAP basis, the net loss was $118.3 million for 2015, compared with $133.4 million in 2014.

Conference Call

Solazyme will hold a conference call for investors on March 14, 2016 at 1:30 p.m. PT (4:30 p.m. ET). Investors may access the call by dialing 973-409-9250. A live webcast of the call will be available from the Investor Relations section of www.solazyme.com. A recording of the call will also be available by calling 404-537-3406; access code 60294557 beginning approximately two hours after the call, and will be available for one week. A webcast replay from today’s call will also be available from the Investor Relations section of www.solazyme.com approximately two hours after the call and will be available for up to thirty days.

About TerraVia™

TerraVia™ (formerly Solazyme®), is a next generation food, nutrition and specialty ingredients company that harnesses the power of algae, the mother of all plants and earth’s original superfood. With a portfolio of breakthrough ingredients and manufacturing, the Company is well positioned to help meet the growing need of consumer packaged goods and established and emerging food manufacturers to improve the nutritional profile of foods without sacrificing taste, and to develop select consumer brands. The Company also manufactures a range of specialty personal care ingredients for key strategic partners. Headquartered in South San Francisco, the Company’s mission is to create products that are truly better for people and better for the planet. For additional information, please visit TerraVia’s website at www.terravia.com.

Solazyme®, TerraVia™, the Solazyme logo and other trademarks or service names are the trademarks of Solazyme, Inc.

Non-GAAP Financial Measures

This press release includes the following financial measure defined as a “non-GAAP financial measure” by the Securities and Exchange Commission: non-GAAP net loss and non-GAAP net loss per share. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measure, see “Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss per Share” included in the tables to this press release.

These non-GAAP measures are provided to enhance investors’ overall understanding of Solazyme’s current financial performance and Solazyme’s prospects for the future. Specifically, Solazyme believes these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results and business outlook.

For its internal budgeting process, Solazyme’s management uses financial measures that do not include stock-based compensation expense, restructuring charges or special expenses such as non-cash gains or losses related to derivative liabilities and warrant revaluations. In addition to the corresponding GAAP measure, Solazyme’s management also uses the foregoing non-GAAP measures in reviewing the financial results of Solazyme. Solazyme excludes stock-based compensation expenses and special non-cash charges from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Solazyme, including statements that involve risks and uncertainties concerning: its strategic, product, commercialization and production plans; its transition of corporate identity; meeting commercialization and technology targets; aggregate value of future revenue; the timing and ramp-up of sales; successful product trials and market acceptance and adoption of its products; its ability to close its strategic financing; and Solazyme’s ability to maintain its relationships with its partners. When used in this press release, the words “will”, “expects”, “intends” and other similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Solazyme, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, among others: Solazyme’s limited operating history; its limited history in manufacturing and commercializing products; its ability to successfully transition its corporate identity; production management risks; implementation risk in deploying new technologies; its limited experience in constructing, ramping up and operating commercial manufacturing facilities; its ability to successfully develop and commercialize products; its ability to sell its products at a profit; delays related to ramp-up and optimization of production facilities; availability of consistent, reliable power and steam; its ability to manage costs; its ability to enter into and maintain strategic collaborations; successful product trials by its customers and market acceptance and adoption of its products by end-users; its ability to obtain requisite regulatory approvals; and its access, on favorable terms, to any required financing. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Solazyme.

In addition, please refer to the documents that Solazyme, Inc. files with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, as updated from time to time, for a discussion of these and other risks. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Solazyme is not under any duty to update any of the information in this press release.

Contacts

Corporate Communications:

Genet Garamendi

info@terravia.com

press@solazyme.com

Or

Jeff Majtyka

JM Strategic Communications Group

646-776-0886

jeff@jmscgroup.com

SOLAZYME, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues
Product revenues	$7,039	$9,353	$33,300	$37,346
Research and development programs	3,348	5,149	12,831	23,045

Total revenues	10,387	14,502	46,131	60,391

Costs and operating expenses
Cost of product revenue	4,578	6,154	18,179	20,612
Research and development	9,586	18,210	48,094	81,680
Sales, general and administrative	18,888	22,139	80,733	90,266
Restructuring charges	4,581	3,514	4,953	3,514

Total costs and operating expenses	37,633	50,017	151,959	196,072

Loss from operations	(27,246)	(35,515)	(105,828)	(135,681)

Other income (expense)
Interest and other income (expense), net	(3,323)	(3,205)	(13,231)	(12,167)
Loss from equity method investments	(4,098)	(7,724)	(22,389)	(23,037)
Gain from change in fair value of warrant liability	—	—	—	688
Gain (loss) from change in fair value of derivative liabilities	(26)	1,578	1	8,056

Total other income (expense), net	(7,447)	(9,351)	(35,619)	(26,460)

Net loss	$(34,693)	$(44,866)	$(141,447)	$(162,141)

Net loss per share - basic and diluted	$(0.43)	$(0.57)	$(1.76)	$(2.14)

Weighted average number of common shares used in net loss per share computation - basic and diluted	80,600	79,330	80,165	75,879

SOLAZYME, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET LOSS AND NET LOSS PER SHARE

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
GAAP Net loss	$(34,693)	$(44,866)	$(141,447)	$(162,141)
Gain from change in fair value of warrant liability	—	—	—	(688)
(Gain) loss from change in fair value of derivative liabilities	26	(1,578)	(1)	(8,056)
Operating expenses includes costs as follows:
Research and development	967	1,736	4,562	7,407
Sales, general and administrative	2,405	5,120	11,122	18,142

Total stock-based compensation expense	3,372	6,856	15,684	25,549
Litigation settlement, net of insurance reimbursement	—	(8)	—	4,499
Restructuring charges	4,581	3,514	4,953	3,514
Other income (expense) includes costs as follows:
Amortization of debt discount and issuance costs	654	612	2,554	2,206
Debt conversion expense	—	—	—	1,766

Non-GAAP Net loss	$(26,060)	$(35,470)	$(118,257)	$(133,351)

GAAP Net loss per share - basic and diluted	$(0.43)	$(0.57)	$(1.76)	$(2.14)
Gain from change in fair value of warrant liability	—	—	—	(0.01)
(Gain) loss from change in fair value of derivative liabilities	—	(0.02)	—	(0.11)
Stock-based compensation expense	0.04	0.09	0.19	0.34
Litigation settlement, net of insurance reimbursement	—	—	—	0.06
Restructuring charges	0.06	0.04	0.06	0.05
Amortization of debt discount and issuance costs	0.01	0.01	0.03	0.03
Debt conversion expense	—	—	—	0.02

Non-GAAP Net loss per share - basic and diluted	$(0.32)	$(0.45)	$(1.48)	$(1.76)

SOLAZYME, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(UNAUDITED)

	December 31,	December 31,
	2015	2014
Assets

Current assets
Cash, cash equivalents and marketable securities	$97,975	$207,308
Other current assets	20,969	26,619

Total current assets	118,944	233,927
Property, plant and equipment - net	26,344	36,080
Investment in Solazyme Bunge JV	35,910	40,934
Other assets	1,225	1,648

Total assets	$182,423	$312,589

Liabilities and stockholders’ equity

Current liabilities
Current portion of long-term debt	$—	$6
Other current liabilities	25,330	23,448

Total current liabilities	25,330	23,454
Other liabilities	1,102	2,668
Long-term debt	202,466	200,091

Total liabilities	228,898	226,213

Total stockholders’ (deficit) equity	(46,475)	86,376

Total liabilities and stockholders’ (deficit) equity	$182,423	$312,589